UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 25, 2026

RENX ENTERPRISES CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-41581	87-1375590
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

100 Biscayne Blvd., #1201

Miami, FL 33132

(Address of Principal Executive Offices, Zip Code)

(Former name or former address, if changed since last report.)

Registrant’s telephone number, including area code: 646-240-4235

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.001	RENX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03. Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information regarding the Reverse Stock Split (as defined below) contained in Item 5.03 of this Current Report on Form 8-K is incorporated by reference herein.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 29, 2025, the stockholders of RenX Enterprises Corp., a Delaware corporation (the “Company”), approved a proposal at the Company’s 2025 annual meeting of stockholders (the “Annual Meeting”) to amend the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to effect a reverse stock split of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a ratio between 1-for-5 to 1-for-20, with the ratio within such range to be determined at the discretion of the Company’s Board of Directors (the “Board”), without reducing the authorized number of shares of Common Stock. Following the Annual Meeting, the Board approved a final split ratio of 1-for-20 (the “Reverse Stock Split”). Following such approval, on March 25, 2026, the Company filed an amendment to the Certificate of Incorporation (the “Amendment”) with the Secretary of State of the State of Delaware to effect the Reverse Stock Split, with a legally effective time of 12:01 a.m. Eastern Time on March 26, 2026 (the “Effective Time”). The Common Stock began trading on a split-adjusted basis when the Nasdaq Capital Market opened on March 26, 2026.

No fractional shares will be issued in connection with the Reverse Stock Split. In lieu of fractional shares, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the reclassification and combination following the Effective Time of the Reverse Stock Split (after taking into account all fractional shares of Common Stock otherwise issuable to such holder) shall be entitled to receive from the Company’s paying agent, Equiniti Trust Company, LLC, a cash payment equal to the number of shares of the Common Stock held by such stockholder before the Reverse Stock Split that would otherwise have been exchanged for such fractional share interest multiplied by the average closing sales price of the Common Stock as reported on the Nasdaq Capital Market for the ten days preceding the Effective Time.

The Reverse Stock Split will reduce the number of outstanding shares of Common Stock from approximately 50 million shares to approximately 2.5 million shares. Proportional adjustments will be made to the number of shares of Common Stock issuable upon exercise or conversion of the Company’s outstanding equity awards and warrants, as well as the applicable exercise price.

After the Reverse Stock Split, the trading symbol on the Nasdaq Capital Market for the Common Stock will continue to be “RENX.” The new CUSIP number for the Common Stock following the Reverse Stock Split will be 78637J 402.

The description of the Amendment set forth above does not purport to be complete and is qualified in its entirety by the full text of the Amendment, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 8.01. Other Events.

The primary purpose of the 1-for-20 Reverse Stock Split is to raise the per-share trading price of the Common Stock to allow for its continued listing on the Nasdaq Capital Market, among other benefits, including making the bid price more attractive to a broader group of institutional and retail investors. The Nasdaq Capital Market requires, among other things, that for continued listing a company’s common stock maintain a minimum bid price of at least $1.00 per share. However, there can be no assurance that the Reverse Stock Split will have the desired effect of sufficiently raising the bid price of the Common Stock for the required period.

In addition, on March 24, 2026, the Company issued a press release relating to the Reverse Stock Split described in this Current Report on Form 8-K. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of RenX Enterprises Corp.
99.1	Press Release dated March 24, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENX ENTERPRISES CORP.

Dated: March 30, 2026	By:	/s/ Nicolai Brune
		Name:	Nicolai Brune
		Title:	Chief Financial Officer

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